Form of Letter Amendment to Subscription Agreement

I am writing to express my sincere appreciation for your continued support of Purple Beverage and a brief update of our business. As part of this update I am also expressing a desire to further restructure your investment in order to permit us to pursue additional financing. The past several months have been a challenging time for Purple. With 4,000 stores carrying Purple we are rapidly building brand identity and a loyal following. We also continue to receive strong interest from new distributors who could open vast new markets. However, during these challenging economic times we have found ourselves shut out from the capital markets. We have been unable to secure the capital needed for growth from traditional sources. In order to maintain our operations even at present levels we have received capital in the form of short term bridge loans. Recently, we restructured our registered December 2007 warrants reducing the exercise price to $0.40 from $2.00 and issuing restricted common stock in exchange for warrants at no cost to you as part of a package associated with approximately $1,000,000 of bridge loans over the past several months and streamlined operations to conserve cash.

We have been offered an opportunity to receive additional bridge loans and are offering an opportunity to our existing investors to participate. We believe that with additional funds to sustain operations through year-end, we may be able to secure a placement agent for a larger offering, although there is no assurance this will occur. With approval of certain revisions to our December 2007 Subscription Agreement, as amended, and related documents to provide us needed flexibility, we will release investors from all lockups that presently restrict sales. Unfortunately, certain restrictive terms of our December 2007 Subscription Agreements has impeded our ability to raise capital.

Under the arrangements being discussed, all restrictive covenants under our December 2007 Subscription Agreements will be terminated and you will be free from any further contractual lockup restrictions to sell your shares. The sale of your shares will still be subject to federal and state securities laws. The company intends to register all original shares issued pursuant to the December 2007 Subscription Agreement in a registration statement on Form S-1 and will file the registration statement promptly upon receipt of this consent. Your consent will also permit us to restructure various bridge loans for lenders who assisted us and continue to assist us with new funding, in which you are also invited to participate, as follows:

•
All new lenders who make new funds available will be issued unsecured convertible notes with a term of one-year convertible at the option of the holder upon prior written notice to the company at any time after the issuance date at a conversion price of $0.05 per share;

•
Existing bridge lenders who provide any new funds will receive one-year convertible notes, on the same terms and conditions referenced above, evidencing the new amount funded and the outstanding principal amount of their existing notes and their existing notes on the issuance date will be canceled; and

•
We will adjust the effective purchase price of all of our December 2007 and later investors to $0.10 per share by issuing new shares and adjusting the exercise price of our warrants provided our December 2007 subscribers consent to the actions described below, which shall also constitute Exempted Issuances and amendments under the December 2007 Subscription Agreements:

1.	There shall be no further restrictions on filing any registration statement by the company and Section 9(p) of the December 2007 Subscription Agreement will be deemed to be intentionally deleted;
2.	All contractual lockups on sales of our shares will be removed;
3.
All most favored nations and price protection features applicable to shares and warrants (including, without limitation, those set forth in Section 12 of the December 2007 Subscription Agreement) will be waived in connection with the issuance of the convertible promissory notes; and

4.	The assignment of all 2007 Warrants shall be consented to and the exercise price of all 2007 Warrants, shall be reduced to $.10 per share.

If you are agreeable to the foregoing please indicate by signing in the space provided below. If you would like to participate in the new $0.05 unsecured convertible notes please contact me to obtain a subscription agreement on or before Wednesday , October 7, 2008.

Ted Farnsworth

_________________________
Name:
Date: ____________________